                                FIRST AMENDMENT
                                      TO
               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER
               -------------------------------------------------



     FIRST AMENDMENT TO AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER, dated as of April 8, 1998 ("First Amendment"), between HB Acquisition Corporation, a Delaware corporation ("Newco"), and Bell Sports Corp., a Delaware corporation (the "Company").

     WHEREAS, Newco and the Company have entered into an Agreement and Plan of Recapitalization and Merger dated as of February 17, 1998 (the "Merger Agreement") providing, among other things, for a recapitalization of the Company pursuant to which Newco will be merged with and into the Company;

     WHEREAS, each of Newco and the Company desires to amend and supplement the Merger Agreement in certain respects as described in this First Amendment;

     WHEREAS, the Board of Directors of the Company, based upon the recommendation of a special committee of its independent directors, has approved and deems it advisable and in the best interests of the Company and its stockholders that such recapitalization and merger be effected in accordance with the Merger Agreement, as so amended and supplemented by this First Amendment;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1.  Definitions.
         -----------

     Except as otherwise indicated herein or unless the context requires otherwise, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

     2.  Amendment of Section 2.1(a) of the Merger Agreement.
         ---------------------------------------------------

     Section 2.1(a) of the Merger Agreement is hereby amended, supplemented and restated in its entirety as follows:

          "(a) Conversion. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding (i) any Shares to be canceled pursuant to Section 2.1(b) and (ii) any Dissenting Shares) shall be converted into the right to receive $10.25 (the "Merger Consideration"), upon surrender of the certificate representing such Shares in the manner provided in and otherwise in accordance with Section 2.2. All such Shares so converted, and the Rights associated therewith, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and such holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor upon surrender of such certificate in the manner provided in and in accordance with Section 2.2."

     3.  Amendment of Section 8.1(b) of the Merger Agreement.
         ---------------------------------------------------

     Section 8.1(b) of the Merger Agreement is hereby amended, supplemented and restated in its entirety as follows:

          "(b) by either Newco or the Company if: (i) the Merger has not been consummated on or prior to August 31, 1998 or such other date, if any, as Newco and the Company shall agree upon in writing (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party who has been the cause of or resulted in the failure of the Effective Time to occur on or before such date), or (ii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable."

     4.  Addition of New Section 9.13 of Merger Agreement.
         ------------------------------------------------

     Article IX of the Merger Agreement is hereby amended and supplemented to add a new Section 9.13 which shall read in its entirety as follows:

          "SECTION 9.13 Product Liability Verdict. (a) Newco acknowledges that (i) it has been advised of the entry of a verdict against the Company in the action Keith D. Wandel and Mary E. Wandel v. Bell Helmets, Inc. and Bill Atiyehs Cycles, Civil Action #5349-CV-1994 in the Court of Common Pleas of Luzerne County, Pennsylvania (the "Wandel Verdict") and (ii) Newco, the Investors, Newco's counsel and Newco's consultants have been provided an opportunity to meet with representatives of the Company and the Company's legal advisors (including trial and appellate counsel in such action) to discuss and review (1) the Wandel Verdict and (2) any costs or charges (including defense, appeal, appeal bond, pre-judgment, post-judgment or other legal or similar costs) incurred or expected to be incurred by the Company specifically in connection with the Wandel Verdict. The amendment and supplement to Section 2.1(a) of the Agreement effected through the First Amendment is intended to address any concerns or rights of Newco in respect of this Agreement or the transactions contemplated hereby and any effect on the value of the Company, in each case that arise out of or relate to the Wandel Verdict.

          (b) Notwithstanding anything contained in this Agreement to the contrary, Newco hereby acknowledges and agrees that the Wandel Verdict (including any judgments, damages, liabilities, costs, charges, consequences or implications specifically related thereto or arising in connection therewith) shall not constitute or be deemed or alleged to constitute a Material Adverse Change or Material Adverse Effect with respect to the Company."

     5.   Representations and Warranties of the Company.

     Without limitation of the Company's representations and warranties contained in Article III of the Merger Agreement, the Company represents and warrants to Newco as follows:

     (a) The Company has all requisite corporate power and authority to execute and deliver this First Amendment. The execution, delivery and performance of this First Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the Company's stockholders of the Merger Agreement, as amended by this First Amendment, and the Merger. The Special Committee, at a meeting duly called and held, has by the unanimous vote of all of its members present approved this First Amendment and determined that it is advisable and in the best interests of the Company to enter into the Merger. The Board of Directors, at a meeting duly called and held, pursuant to the recommendation of the Special Committee, by the vote of all directors present and voting (i) approved this First Amendment and determined that it is advisable and in the best interests of the Company to enter into the Merger and (ii) resolved to recommend that the holders of shares of Company Common Stock approve and adopt the Merger Agreement, as amended by this First Amendment, and the transactions contemplated thereunder and hereunder, including the Merger. The Board of Directors of the Company, by a vote of at least two-thirds of the incumbent directors, has approved the Merger for purposes of ARTICLE ELEVENTH of the Company's Certificate of Incorporation. This First Amendment has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this First Amendment by Newco) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     (b) The Company has received the revised opinion (the "Revised Fairness Opinion") of NationsBanc Montgomery to the effect that, as of April 8, 1998 the cash consideration to be received by shareholders of the Company (other than CB Capital Investors, Inc. and Mary J. George) pursuant to the Merger is fair to such shareholders from a financial point of view. As of the date of this First Amendment, the Company has been authorized by NationsBanc Montgomery to include the Revised Fairness Opinion in the Proxy Statement. The Revised Fairness Opinion has not been withdrawn or modified (it being understood that the Company shall be under no obligation to furnish an update of the Revised Fairness Opinion dated as of the Effective Time and it being further understood that any references in the Merger Agreement to the Fairness Opinion shall hereafter be deemed to refer to the Revised Fairness Opinion).

     6.   Representations and Warranties of Newco.

     Without limitation of Newco's representations and warranties contained in
Article IV of the Merger Agreement, Newco represents and warrants to the Company as follows:

     Newco has all requisite corporate power and authority to execute and deliver this First Amendment. The execution, delivery and performance of this First Amendment by Newco and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This First Amendment has been duly executed and delivered by Newco and (assuming the valid authorization, execution and delivery of this First Amendment by the Company) constitutes the valid and binding obligation of Newco enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     7.   Miscellaneous.

     Except as expressly modified hereby, the Merger Agreement remains in full force and effect. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement, and this First Amendment and the Merger Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement.

     IN WITNESS WHEREOF, Newco and the Company have caused this First Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                        HB ACQUISITION CORPORATION


                                        By /s/ Tim R. Palmer
                                           ___________________________________


                                        BELL SPORTS CORP.


                                        By /s/ Terry G. Lee
                                           ____________________________________



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